VBI Vaccines Announces Dosing of First GBM Patient in Phase 1/2a

Clinical Study of VBI-1901

● Two-part Phase 1/2a study of VBI-1901 to enroll patients with recurrent GBM

● Part A: Dose escalation to enroll up to 18 patients

● Part B: Subsequent extension of optimal dose to enroll up to 10 additional patients

CAMBRIDGE, Mass. (January 17, 2018) – VBI Vaccines Inc. (Nasdaq:VBIV) (TSX: VBV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced that the first patient has been dosed in a Phase 1/2a clinical study of VBI-1901 for the treatment of recurrent glioblastoma multiforme (rGBM). The multi-center, open-label, two-part study will enroll up to 28 patients and is designed to evaluate safety, tolerability, and the optimal therapeutic dose level of VBI-1901.

“We are excited to announce that the first patient has been dosed in this initial clinical study of VBI-1901, our first clinical study in immuno-oncology,” said Jeff Baxter, President and CEO of VBI. “Recurrent GBM is a devastating CMV-associated tumor with few effective treatment options. We developed VBI-1901 to target two highly immunogenic CMV antigens, and, based on preclinical studies, we believe it has the potential to induce a strong anti-tumor immune response in these patients.”

About the Phase I/IIa Study Design

This two-part Phase 1/2a study is a multi-center, open-label, dose-escalation study of VBI-1901 in approximately 28 patients with rGBM:

●	Part A: Dose-escalation phase to define the safety, tolerability, and optimal dose level of VBI-1901 in rGBM patients. This phase is expected to enroll up to 18 patients.

●	Part B: A subsequent extension of the optimal dose level, as defined in the dose escalation phase. This phase is expected to enroll an expanded cohort of approximately 10 additional patients.

VBI-1901 will be administered intradermally and will be adjuvanted with granulocyte-macrophage colony-stimulating factor (GM-CSF), a potent adjuvant that mobilizes dendritic cell function. Patients in both phases of the study will continue to receive vaccine every four weeks until tumor progression.

The study will take place at two leading sites in the U.S. – NewYork Presbyterian-Columbia University Medical Center in New York City, New York, and Inova Health System in Falls Church, Virginia. Andrew Lassman, MD, the John Harris Associate Professor of Neurology and Chief of Neuro-oncology at Columbia University, has been named as the lead investigator.

Additional information, including a detailed description of the study design, eligibility criteria, and investigator sites, is available at ClinicalTrials.gov using identifier NCT03382977.

About VBI-1901 and GBM

VBI-1901 is a novel immunotherapy developed using VBI’s eVLP technology to target two highly immunogenic cytomegalovirus (CMV) antigens, gB and pp65. Scientific literature suggests CMV infection is prevalent in multiple solid tumors, and recent research has demonstrated that an anti-CMV dendritic cell vaccination regimen may extend overall survival in patients with GBM. Additionally, recent preclinical studies confirmed that VBI-1901 may be a potent, “off-the-shelf” therapeutic vaccine.

Glioblastoma is among the most common and aggressive malignant primary brain tumors in humans. In the U.S. alone, 12,000 new cases are diagnosed each year. The current standard of care for treating GBM is surgical resection, followed by radiation and chemotherapy. Even with aggressive treatment, GBM progresses rapidly and is exceptionally lethal, with median patient survival of less than 16 months.

To learn more about VBI-1901, visit: https://www.vbivaccines.com/gbm/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac®, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac is approved for use in Israel and 14 other countries. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma multiforme (GBM). VBI is also advancing its LPV™ Thermostability Platform, a proprietary formulation and process that enables vaccines and biologics to preserve stability, potency, and safety. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

●	Website Home: http://www.vbivaccines.com/

●	News and Insights: http://www.vbivaccines.com/wire/

●	Investors: http://www.vbivaccines.com/investors/

Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, and filed with the Canadian security authorities at sedar.com on March 24, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q-. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Investor Contact

Nell Beattie, Chief Business Officer

Phone: (617) 830-3031 x128

Email: IR@vbivaccines.com

VBI Media Contact

Matt Middleman, M.D.

LifeSci Public Relations

Phone: (646) 627-8384

Email: matt@lifescipublicrelations.com